U.S. SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Neuphoria Therapeutics Inc.

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Neuphoria Responds to Lynx1’s Revised Indication of Interest at a Reduced Price and Premium

Neuphoria Will Continue its Well-Planned Strategic Alternatives Review, Which has Garnered Significant Positive Interest

Urges Stockholders to Vote “FOR” BOTH of Neuphoria’s Nominees on the WHITE Proxy Card

Burlington, MA — December 4, 2025 — Neuphoria Therapeutics Inc. (“Neuphoria” or the “Company”), a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders, today issued the following statement in response to dissident stockholder, Lynx1 Master Fund LP’s (“Lynx1”), revised indication of interest to acquire the Company.

Lynx1 Operating Outside Neuphoria’s Robust and Ongoing Strategic Alternatives Review Process

As previously announced, the Board – with assistance of its independent financial and legal advisors – is in the midst of a robust and comprehensive review of strategic alternatives to consider alternative assets, strategic pathways and/or to advance the Company’s promising pipeline program to maximize value for all stockholders. The Company has paused its research and development expenditures for BNC210 in PTSD and is evaluating all possibilities as part of the Company’s strategic review. This process is well underway and the Company has received substantial reciprocal interest from potential counterparties across a range of sectors. In addition, several parties have already engaged with the Company under confidentiality arrangements, and discussions are ongoing through the Company’s financial advisor, H.C. Wainwright & Co, and its independent legal advisors. The Board is continuing to evaluate all proposals, including the new unsolicited proposal submitted by Lynx1. The Board, in consultation with its advisors, will review Lynx1’s new proposal in the same manner that it reviews any other proposals received as part of its strategic alternative review process and subject it to all the same processes and procedures that apply to any other proposal – despite Lynx1’s seeming determination to operate outside that process, the only such party doing so at this time.

The Company believes it is important for stockholders to understand that the Company’s actions reflect a thoughtful and proactive strategy for the Company’s future—not a reactive one. A substantial amount of advanced planning for this strategic review was completed before the data readout of the AFFIRM-1 Phase 3 trial of BNC210 in SAD, which enabled the Company to launch the strategic review process expeditiously. The Company’s strategy has been built through meticulous work, including meetings with external stakeholders, comprehensive internal diligence, and constructive discussions with the Food and Drug Administration. The Board remains fully committed to executing this strategic review process, with the goal of delivering substantial value for all stockholders.

Lynx1’s Revised Bid Does Not Appropriately Value the Company

The Board has carefully evaluated Lynx1’s new unsolicited proposal. The new bid is lower than its initial bid at $4.75 per share and reflects no meaningful premium to stockholders and is priced near estimated cash value. Neuphoria holds valuable licensing agreements with its strategic partners that have already generated tens of millions in revenue, with the potential for multiples of that in future milestone or other payments. Lynx1’s proposal fails to reflect the value of these assets or the optionality they provide to the Company. Electing Lynx1’s nominees would jeopardize the Board’s ability to fully independently evaluate these agreements and any strategic alternatives, including potential offers. Lynx1’s proposal risks transferring significant option value from all stockholders to an activist group without appropriate compensation.

While the Board remains open to all paths that enhance stockholder value, the Company will NOT pursue any transaction that undervalues the Company from a commercial perspective, ignores participants that form an important part of the Company’s stakeholders, and prematurely truncates and avoids the robust ongoing strategic review. Simply stated, Lynx1’s non-binding proposal does not present an attractive value, and certainly not one that would compel the Board to consider abandoning its ongoing strategic review process – especially given that the Company has already received a substantial number of competing indications of interest, with nearly a dozen that have already advanced to NDAs and separate process letter proposals. The Company will evaluate the Lynx1 proposal as part of its consideration of all the offers it has received – but not to the exclusion of other viable offers.

In addition, if Lynx1 succeeds in electing its nominees, their directors may favor Lynx1’s proposal, rather than objectively evaluating all proposals received. This creates a significant risk that superior, more value-enhancing, or better-aligned strategic opportunities may be disregarded or never fully considered. For this reason, we strongly urge you to stand firm with the Company’s Board by supporting the election of the Company’s existing highly qualified and experienced Board nominees—whose only interest is protecting and maximizing value for ALL our stockholders.

Revised Lynx1 Bid Does Not Consider our Complex Agreements

Lynx1 has not done sufficient diligence on the Company before submitting their new reduced price and reduced premium bid, as it significantly undervalues the Company’s potential based on its relationships, and by not conducting proper due diligence, Lynx1 fails to take into consideration the complex nature of Neuphoria’s existing contractual arrangements.

Lynx1 Complains About Not Receiving Special Treatment, While Acting Outside the Strategic Review Process

Neuphoria and its financial advisors have been diligently working to conduct a thorough and fair strategic review process, providing all interested parties with the same information and documentation. In fact, Lynx1 received the same non-disclosure agreement as all other interested parties and became quite upset that they were being asked to sign a typical non-disclosure agreement for a strategic review process seemingly because they feared it would prohibit them from continuing its self-interested proxy contest. Lynx1 returned comments to the Company on the non-disclosure agreement that were off market in that they entirely deleted the customary standstill provision, and in response the Company acting in good faith sent Lynx1 back a revised agreement that specifically exempted Lynx1’s proxy contest from the standstill provisions. The Company intends to be fair and treat all bidders in a similar fashion, including Lynx1, even though Lynx1 seems to be expecting special treatment due to their ongoing proxy contest.

In addition, by submitting a new and lower unsolicited bid, Lynx1 is trying to circumvent the Company’s ongoing strategic review process and inexplicably hoping to get preference over the other interested parties. The Company plans to stay the course and continue with their thorough strategic review process in order to meet their goal of maximizing stockholder value.

The Company therefore urges stockholders to vote “FOR” BOTH of Neuphoria’s nominees — Davies and Wilson — and vote “WITHHOLD” on both of Lynx1’s nominees on the WHITE proxy card TODAY. If you have any questions or need assistance voting please contact Sodali & Co at (203) 658-9400 or NEUP@investor.sodali.com.

Advisors

H.C. Wainwright & Co. is serving as financial advisor, and Rimon PC and Paul Hastings LLP are serving as legal counsel to Neuphoria. Sodali & Co is serving as proxy solicitor.

About Neuphoria Therapeutics Inc.

Neuphoria Therapeutics Inc. (Nasdaq: NEUP) is a public company incorporated in Delaware. The Company is a clinical-stage biotechnology company dedicated to developing therapies that address the complex needs of individuals affected by neuropsychiatric disorders. Neuphoria is advancing the lead drug candidate, BNC210, an oral, proprietary, selective negative allosteric modulator of the α7 nicotinic acetylcholine receptor for the treatment of post-traumatic stress disorder (“PTSD”). BNC210 is a first-of-its-kind, well tolerated, broad spectrum anti-anxiety experimental therapeutic, designed to restore neurotransmitter balance in relevant brain areas, providing rapid relief from stress and anxiety symptoms without the common pitfalls of sedation, cognitive impairment, or addiction. Following the announcement from the AFFIRM-1 Phase 3 clinical trial on October 20, 2025, in which the Company announced that the trial missed its primary and secondary endpoints, the Company has halted development of BNC210 in social anxiety disorder and is conducting a strategic review. In addition, Neuphoria has a strategic partnership with two drugs in early-stage clinical trials for the treatment of cognitive deficits in Alzheimer’s disease and other central nervous system conditions. Neuphoria’s pipeline also includes the α7 nicotinic acetylcholine receptor next generation and the Kv3.1/3.2 preclinical programs, both in the lead optimization development stage.

Forward-Looking Statements

Neuphoria cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs, plans, burn rate and expectations. Certain forward-looking statements, including (without limitation) about (1) Neuphoria’s ability to develop and expand its business, successfully complete development of its current product candidates, the timing of commencement and/or completion, as well as any successful or other outcome of various clinical trials, and receipt of data and current and future collaborations for the development and commercialization of its product candidates, (2) the market for drugs to treat central nervous system diseases and pain conditions, and the Company’s ability to realize the commercial potential of its products, as well as its regulatory strategy related to its clinical trials and, if successful, the regulatory pathway to any next stage in development or commercialization, (3) Neuphoria’s financial resources, and capital allocation and corporate development strategy, (4) the Board’s review of strategic alternatives and evaluation of offers from third parties, and (5) assumptions underlying any such statements. The inclusion of forward-looking statements should not be regarded as a representation by Neuphoria that any of its plans will be achieved. Future events and actual results could differ materially from those set out in, contemplated by or underlying the forward-looking statements due to a number of important factors. Certain forward-looking statements involve contracts, licenses and arrangements involving third parties and their respective clinical trial and research and development projects that are out of our control, including our agreements with our strategic partners. They may terminate or delay any or all such projects in their discretion pursuant to the terms of our agreements with them, which could result in the Company not realizing any further milestone payments or further progress on the respective product pathways. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in the Company’s business and other risks described in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Reports on Form 8-K, each filed with the SEC, and its other reports. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Neuphoria undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks, uncertainties and other factors is included in Neuphoria’s filings with the SEC, copies of which are available from the SEC’s website (www.sec.gov) and on Neuphoria’s website (www.neuphoriatx.com) under the heading “Investor Center.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995. Neuphoria expressly disclaims all liability in respect to actions taken or not taken based on any or all the contents of this press release.

FOR FURTHER INFORMATION PLEASE CONTACT:

General

Spyridon (Spyros) Papapetropoulos

spyros@neuphoriatx.com

IR & PR

Argot Partners

neuphoria@argotpartners.com